Exhibit 10.2

FIFTH AMENDMENT TO

SINGLE FAMILY HOMES REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS FIFTH AMENDMENT TO SINGLE FAMILY HOMES REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Fifth Amendment”) is made as of December 29, 2015 between RED DOOR HOUSING, LLC, a Texas limited liability company (“Seller”) and REVEN HOUSING TEXAS, LLC, a Delaware limited liability company (“Buyer”) with reference to the following recitals:

RECITALS

A. Seller and Buyer entered into that certain Single Family Homes Real Estate Purchase and Sale Agreement dated as of September 26, 2014, pursuant to which Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller, 100 single family homes in the State of Texas, as amended by that certain First Amendment to Single Family Homes Real Estate Purchase and Sale Agreement dated as of January 26, 2015, that certain Second Amendment to Single Family Homes Real Estate Purchase and Sale Agreement dated as of May 11, 2015, that certain Third Amendment to Single Family Homes Real Estate Purchase and Sale Agreement dated as of August 12, 2015 and that certain Fourth Amendment to Single Family Homes Real Estate Purchase and Sale Agreement dated as of September 23, 2015 (as amended, the “Agreement”).

B. Seller and Buyer desire to amend the Agreement in accordance with the terms of this Fifth Amendment.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller hereby agree as follows:

AGREEMENT

1.	Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement.

2.	Purchase Price. The Purchase Price pursuant to the Basic Terms of the Agreement is hereby deleted in its entirety and amended to read as follows:

“Purchase Price. Eight Million Eight Hundred Thousand and 00/100 Dollars ($8,800,000.00), subject to adjustment in accordance with the provisions of this Agreement. The aggregate Purchase Price for the Property shall be subject to adjustment in accordance with the provisions of the Agreement, which, notwithstanding anything stated in this Agreement to the contrary, shall be payable by Buyer to Seller on the (i) Closing Date in an amount equal to the Assigned Home Value (defined below) of the applicable properties, and (ii) any Accelerated Closing Date (defined below) in an amount equal to the Assigned Home Value of the properties listed in the Property Notice (defined below).”

3.	Due Diligence Period. The Due Diligence Period pursuant to the Basic Terms of the Agreement is hereby deleted in its entirety and amended to read as follows:

“Due Diligence Period: Subject to the “Acceleration of the Due Diligence Period and Closing Date” provision in the Basic Terms and Section 7 below, the period commencing on the Effective Date and ending on March 31, 2016.”

4.	Basic Terms. The Acceleration of the Due Diligence Period and Closing Date pursuant to the Basic Term of the Agreement is hereby deleted in its entirety and amended to read as follows:

“Acceleration of the Due Diligence Period and Closing Date: Upon five (5) business days’ written notice from Buyer to Seller and subject to Section 5 of this Agreement, Buyer may elect to purchase from Seller any or all of the properties listed on Exhibit A attached hereto by delivering written notice (the “Property Notice”) of its election to accelerate the Due Diligence Period and Closing Date on those properties listed in the Property Notice (the “Accelerated Closing” and the date specified in the Property Notice shall be the “Accelerated Closing Date”). For the avoidance of doubt, the terms of the Agreement shall remain in effect for those properties not included in the Property Notice.”

5.	Due Diligence Period; Post-Closing Inspection Reports. Section 7(a) of the Agreement is hereby deleted in its entirety and amended to read as follows:

“(a) Subject to the “Acceleration of the Due Diligence Period and Closing Date” provision in the Basic Terms, Buyer shall have a period commencing on the Effective Date and ending at 6:00 PM Pacific Time on March 31, 2016 (the “Due Diligence Period”) to examine, inspect, and investigate the Property and, in Buyer’s sole judgment and discretion, to determine whether Buyer desires to purchase the Property.”

6.	Excluded Properties. The following is hereby added as Section 5(d) to the Agreement:

“(d) Notwithstanding anything herein to the contrary, at any time prior to the date that is fifteen (15) days prior to the expiration of the Due Diligence Period, Seller may exclude up to five (5) of the properties identified on Exhibit A from the transaction contemplated herein (“Seller’s Excluded Properties”) by providing written notice to Buyer (“Seller’s Excluded Properties Notice”). Seller’s Excluded Properties Notice must contain a description of the properties to be excluded from Exhibit A. Upon Buyer’s receipt of Seller’s Excluded Properties Notice, Exhibit A will be deemed modified to exclude Seller’s Excluded Properties and the Purchase Price will be reduced by the Assigned Home Value of each of the Seller’s Excluded Properties. After Buyer’s receipt of Seller’s Excluded Properties Notice, Seller’s Excluded Properties will no longer be subject to this Agreement. For the avoidance of doubt, the terms of this Agreement shall remain in effect for the properties that are not Seller’s Excluded Properties.”

7.	Funding. The following is hereby added as Section 24 to the Agreement:

“Funding. Buyer shall use commercially reasonable efforts to raise the equity capital necessary to purchase the Property from Seller prior to the expiration of the Due Diligence Period (the “Necessary Equity Capital”). If Buyer raises the Necessary Equity Capital prior to the expiration of the Due Diligence Period, and this Agreement remains in full force and effect and Seller shall not be in default of its obligations hereunder, Buyer shall consummate the transaction contemplated herein, subject to the satisfaction of all conditions precedent in favor of Buyer hereunder, prior to consummating any other transaction for the purchase of real property to which Buyer is a party; provided, however, nothing set forth in this section shall restrict Buyer’s right to terminate this Agreement during the Due Diligence Period as set forth in Section 7 of this Agreement. ”

8.	Governing Law. This Fifth Amendment shall be governed by the laws of the State of Texas.

9.	Full Force and Effect. Except as modified by this Fifth Amendment, the Agreement is unchanged, and is hereby ratified and acknowledged by Buyer and Seller to be in full force and effect.

10.	Counterparts. This Fifth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronically transmitted counterpart of this Fifth Amendment shall constitute an original for all purposes.

11.	Miscellaneous. This Fifth Amendment, together with the Agreement, sets forth the entire agreement between the parties with respect to the subject matter set forth herein and therein and may not be modified, amended or altered except by subsequent written agreement between the parties. In case of any inconsistency between the provisions of this Fifth Amendment and the Agreement, the provisions of this Fifth Amendment shall govern and control. This Fifth Amendment shall be binding upon and shall inure to the benefit of Buyer and Seller and their respective successors and assigns, if any.

IN WITNESS WHEREOF, the undersigned parties have caused this Fifth Amendment to be duly executed as of the day and year first written above.

SELLER

RED DOOR HOUSING, LLC,

a Texas limited liability company

By:  /s/ Ricky Williams

Ricky Williams, Manager

BUYER

REVEN HOUSING TEXAS, LLC,

a Delaware limited liability company

By: REVEN HOUSING REIT, INC.,

a Maryland corporation,

its sole member

By:  /s/ Chad Carpenter

Chad Carpenter,

Chief Executive Officer